Exhibit 7

Employers Holdings, Inc.
10375 Professional Circle
Reno, Nevada  89521

August 29, 2008

Fred R. Lowe
c/o AmCOMP Incorporated
701 U.S. Highway One
North Palm Beach, FL 33408

Gentlemen:

This letter agreement sets forth our understanding with respect to that certain Voting and Support Agreement, dated January 10, 2008 (the "Agreement"), by and between Employers Holdings, Inc. ("Employers") and you.  Capitalized terms used in this letter agreement shall have the meaning ascribed to them in the Agreement.

Notwithstanding anything to the contrary in the Agreement, including Section 6.1(d), it is acknowledged and agreed that the Agreement shall remain in full force and effect in accordance with the terms and conditions of the Agreement following the execution of Amendment No. 2 to the Agreement and Plan of Merger (the "Amendment") in the form set forth as Exhibit A.  For the avoidance of doubt, it is specifically agreed that the Agreement shall not be terminated or impaired in any manner as a result of the decrease in the Merger Consideration provided for in the Amendment.

This letter agreement may not be amended or waived except by an instrument in writing signed by the parties hereto.  This letter agreement may be signed in any number of counterparts (including by facsimile and .pdf file), each of which will be deemed to be an original copy and which, when taken together, shall constitute one agreement.  This letter agreement will be governed by the laws of the State of Delaware

The parties hereto agree that irreparable damage would occur in the event any provision of this letter agreement was not performed in accordance with the terms hereof and that the parties shall be entitled, without the need to post a bond or other security, to the specific performance of the terms hereof, in addition to any other remedies at law or at equity.

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Please confirm your agreement with the provisions of this letter agreement by countersigning below.  Upon execution of this letter agreement by the parties hereto, this letter agreement will constitute a valid and binding agreement between the parties, enforceable in accordance with its terms.

EMPLOYERS HOLDINGS, INC.

By:	/s/ Douglas D. Dirks
Name: Douglas D. Dirks
Title: Chief Executive Officer

Accepted and Agreed
as of the date first written above:

Fred R. Lowe

/s/ Fred R. Lowe